/Cotelligent Letterhead/

FOR IMMEDIATE RELEASE

                                                              September 3, 1998

Cotelligent Group, Inc.           For more information contact:
101 California Street             James R. Lavelle, Chief Executive Officer
Suite 2050                        Herbert D. Montgomery, Chief Financial Officer
San Francisco, CA 94111           Cotelligent #99-4
Telephone (415) 439-6400



                COTELLIGENT BOARD AUTHORIZES REPURCHASE OF UP TO
                               TWO MILLION SHARES

San Francisco-September 3, 1998-Cotelligent Group, Inc. (NYSE: CGZ) a leading provider of information technology (IT) services, today announced that its Board of Directors has authorized a share repurchase program of up to 2.0 million shares of common stock, or 14% of outstanding shares. The purchases will be made in the open market or in privately negotiated transactions, depending on market conditions and other factors. Currently, Cotelligent has approximately 14 million shares of common stock outstanding, and has not established a specific timetable for the purchases.

"This share repurchase program affirms our positive outlook for Cotelligent," said James Lavelle, Chairman and Chief Executive Officer. "We believe Cotelligent's current share price, relative to the company's present financial condition and future growth prospects, makes our stock an attractive investment opportunity. We will undertake this program while continuing to pursue our acquisition strategy in the IT services area."

Cotelligent has over $40 million of cash plus an unutilized Line of Credit of another $40 million available to commit to the share repurchase program. The share repurchase program will not impede Cotelligent's acquisition program. Cotelligent's resources are strong, and attractive acquisitions will continue to be pursued.

Initially, the shares Cotelligent repurchases will be held in treasury. They may be used: (i) to offset any dilution effect from employee stock compensation programs, (ii) resale in a future capital markets transaction or (iii) or general corporate purposes. Based on our pre-established stock purchase criteria and Cotelligent's borrowing rate, the effect on earnings per share of this program will be modestly accretive to neutral during the period the stock is held. Any economic gain realized from the reissuance of the shares would be accretive to future earnings.


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About Cotelligent

Cotelligent provides specialized IT consulting services to leading organizations with complex IT operations. With approximately 3,000 operating staff and consultants nationwide, Cotelligent provides premier implementation services through its five core practice areas: Project Management Services - custom software development; Professional Services - highly technical staff augmentation; Alliance Services - strategic partnerships with hardware and ERP software vendor applications; Network Services - internet/intranet design, implementation and connectivity; and IT Education Services - ongoing professional development. The Company is headquartered in San Francisco, California and its stock is traded on the New York Stock Exchange under the symbol CGZ. Additional information on Cotelligent may be obtained by accessing its web site at http://www.cotelligent.com/.


Except for historical information contained herein, the information contained in this news release has forward-looking statements that involve certain risks and uncertainties that could cause actual results to vary materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date thereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Please refer to the discussion of risk factors and other factors included in Cotelligent's Annual Report on Form 10K for the year ended March 31, 1998, the Company's most recent Report on Form 10Q, and other filings made with the Securities and Exchange Commission.

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